CAREY OLSEN

Carey Olsen Bermuda Limited
Rosebank Centre 5th Floor
11 Bermudiana Road
Pembroke HM 08
Bermuda

T +1 441 542 4500
E bermuda@careyolsen.com

Our ref TGW/HBC/1076484/0002/B1617351v1

SiriusPoint Ltd.
Point Building
3 Waterloo Lane
Pembroke HM 08
Bermuda (the **"Addressee"**)

6 June 2023

Dear Sirs

SiriusPoint Ltd. (registration no.45834) (the "Company")

1. **BACKGROUND**

We act as Bermuda legal advisers to the Company in connection with the filing with the United States Securities and Exchange Commission (the **"Commission"**) on 6 June 2023 by the Company of a registration statement on Form S-8 (the **"Registration Statement"**, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) in relation to the registration by the Company under the United States Securities Act of 1933 (the **"Securities Act"**) of 17,500,000 common shares, par value $0.10 per share, issuable pursuant to the SiriusPoint Ltd. 2023 Omnibus Incentive Plan (the **"Plan"**), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto (the **"Common Shares"**).

2. **DEFINITIONS AND INTERPRETATION**

2.1 Capitalised terms used in this Opinion unless otherwise defined elsewhere herein shall have the meanings given to them in Part A of Schedule 4 *(Definitions and Interpretation)*.

2.2 This Opinion shall be interpreted and construed in accordance with Part B of Schedule 4 *(Definitions and Interpretation)*.

3. **SCOPE**

3.1 This Opinion is limited to:

3.1.1 matters of the law and practice of Bermuda as at the date of this Opinion; and

Carey Olsen Bermuda Limited is a company limited by shares incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. The use of the title "Partner" is merely to denote seniority. Services are provided on the basis of our current terms of business, which can be viewed at: http://www.careyolsen.com/terms-business.

BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS GUERNSEY JERSEY
CAPE TOWN HONG KONG LONDON SINGAPORE

careyolsen.com

1076484/0002/B1617351v1 3.1.2 matters expressly stated in this Opinion. 3.2 We have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction. 3.3 This Opinion is based only on those matters of fact known to us at the date of this Opinion. 4. DOCUMENTS EXAMINED AND SEARCHES 4.1 In giving this Opinion we have examined a copy sent to us in electronic form by email of the Documents. 4.2 In addition, we have examined each Further Document. 4.3 The Documents and the Further Documents are the only documents we have seen or examined for the purposes of this Opinion. 4.4 The Searches are the only searches, investigations or enquiries we have carried out for the purposes of this Opinion. 5. ASSUMPTIONS AND QUALIFICATIONS 5.1 This Opinion is given: 5.1.1 in reliance on the Assumptions; and 5.1.2 on the basis that the Assumptions (which we have not independently investigated or verified) are accurate, and have been accurate, in all respects at the date of this Opinion, and at all other relevant times. 5.2 This Opinion is subject to the Qualifications. 6. OPINION 6.1 The Company is duly incorporated as an exempted company, is validly existing under the law of Bermuda and was in good standing at the date of the ROC Certificate of Compliance. 6.2 COMMON SHARES When issued and delivered against payment therefor in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable shares in the share capital of the Company. 7. LAW GOVERNING THIS OPINION, LIMITATIONS, BENEFIT, DISCLOSURE AND RELIANCE 7.1 This Opinion is governed by and shall be construed in accordance with the law of Bermuda. 7.2 We assume no obligation to advise you or any other person, or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed in this Opinion. 7.3 This Opinion is issued solely for the purpose of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

1076484/0002/B1617351v1 7.4 We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to be an expert within the meaning of the Securities Act. Yours faithfully CAREY OLSEN BERMUDA LIMITED

1076484/0002/B1617351v1 SCHEDULE 1 DOCUMENTS EXAMINED Part A The Documents 1. The Registration Statement. 2. The Plan. Part B The Further Documents 1. A copy of: (a) the Certificate of Incorporation; (b) the Memorandum of Association; and (c) the Bye-laws. 2. The Public Records. 3. The Litigation Records. 4. The ROC Certificate of Compliance.

1076484/0002/B1617351v1 SCHEDULE 2 ASSUMPTIONS 1. Authenticity The genuineness and authenticity of all signatures, initials, stamps, seals and markings on all documents examined by us, including, in the case of copy documents examined by us, on the originals of those copies. 2. Copies The completeness and conformity to original documents of all copies examined by us. 3. Execution versions/drafts Where we have been provided with a document (whether original or copy) in executed form or with only the signature page of an executed document, that such executed document does not differ from the latest draft or execution version of the document provided to us and/or, where a document has been reviewed by us only in draft, execution or specimen form, it has been executed in the form of that draft, execution version or specimen. 4. Share capital On the date of issuance of any of the Common Shares, the Company will have sufficient authorised but unissued common shares. 5. Listing The Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority will not have been revoked or amended at the time of issuance of any Common Shares. 6. Resolutions 6.1 No resolution has been passed by the board of directors of the Company (or any committee of the directors) or the shareholders of the Company and there is no agreement or arrangement otherwise in place: 6.1.1 limiting the powers of the board of directors of the Company; 6.1.2 changing the quorum for meetings of the directors of the Company from that which is stated in the Bye-laws; or 6.1.3 changing who may sign an instrument to which a seal of the Company is affixed or the number of such persons from that which is stated in the Bye-laws.

1076484/0002/B1617351v1 7. Consideration Upon issue of any Common Shares, the Company will receive or has received consideration for the full issue price thereof which shall be equal to at least the par value thereof. 8. No conflict – foreign law or regulation There is no provision of the law or regulation of any jurisdiction other than Bermuda that would have any adverse implication in relation to the opinions expressed in this Opinion. 9. Searches 9.1 The Public Records are accurate and complete, with all documents or information that are required to be filed or registered by or in relation to the Company with the Registrar of Companies (whether or not any time limit for such filing or registration has yet expired) having been so filed or registered and appearing on the Public Records. 9.2 The Litigation Records are accurate and complete. 9.3 The ROC Certificate of Compliance is accurate and complete and there has been no change in the records relating to the Company available to the Registrar of Companies since the time of issue of the ROC Certificate of Compliance. 9.4 There has been no change in the public records relating to the Company available for inspection on the companies register at the offices of the Registrar of Companies since the time we carried out the Public Records Search. 9.5 There has been no change in the entries and filings in respect of the Company in the Cause Book of the Supreme Court or the Register of Judgments maintained at the Registry of the Supreme Court since the time we carried out the Litigation Search. 10. Other documents The accuracy, correctness and completeness of all statements, assessments and opinions as to matters of fact contained in the Document and each Further Document. 11. Unknown facts That there is no document or other information or matter (including, without limitation, any arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this Opinion.

1076484/0002/B1617351v1 SCHEDULE 3 QUALIFICATIONS 1. Good Standing The term "good standing" as used in this Opinion in respect of the Company means that such Company has received a ROC Certificate of Compliance from the Registrar of Companies indicating solely that it has not failed to make any filing with any Bermuda governmental authority, or failed to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda. 2. No conflict – contractual obligations etc. We offer no opinion on whether there are any contractual or other obligations or restrictions binding on the Company (beyond any obligation or restriction stated in the Further Documents) that would or could have any adverse implication in relation to the opinions expressed in this Opinion. 3. Representations and warranties Unless expressly stated otherwise, we offer no opinion in relation to the factual accuracy of any representation or warranty made or given in or in connection with the Documents or Further Documents. 4. Non-assessability Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company. 5. Searches/registries 5.1 The Public Records Search and the Litigation Search are not conclusively capable of revealing whether or not: 5.1.1 a winding up, dissolution, reconstruction or reorganisation order has been made or a resolution passed for the winding up, dissolution, reconstruction or reorganisation of the Company; or

1076484/0002/B1617351v1 5.1.2 an order has been made or a resolution passed appointing a receiver or liquidator in respect of the Company, as notice of these matters might not be filed with the Registrar of Companies immediately or at all and, if filed, might not be entered on the public records of the Company immediately and orders made by the Supreme Court may not be entered into the Litigation Records immediately. 5.2 The Litigation Search is capable of revealing only proceedings in the Supreme Court and not in any other court or tribunal including, for example, the Small Claims Court of the Magistrate's Court in Bermuda (which deals with debt claims under $25,000). The Litigation Search is not capable of revealing, among other things: 5.2.1 matters that should have been filed or registered orders recently signed by the Supreme Court in chambers and not yet returned to the Supreme Court; 5.2.2 any proceedings issued but not yet presented to the Supreme Court; or 5.2.3 whether any proceedings are threatened.

1076484/0002/B1617351v1 SCHEDULE 4 DEFINITIONS AND INTERPRETATION Part A Definitions "Assumptions" means the assumptions set out in Schedule 2 (Assumptions); "Bye-laws" means the bye-laws of the Company, as referred to in the Secretary's Certificate; "Certificate of Incorporation" means the Company's certificate of incorporation dated 6 October 2011, as referred to in the Secretary's Certificate; "Companies Act" means the Companies Act 1981; "Document" means the document listed in Part A of Schedule 1 (Documents Examined); "Further Documents" means the documents listed in Part B of Schedule 1 (Documents Examined); "Litigation Records" means the entries and filings in respect of the Company in the Cause Book of the Supreme Court and in the Register of Judgements maintained at the Registry of the Supreme Court at the time we carried out the Litigation Search; "Litigation Search" means our inspection of the Litigation Records at 8:30 am on 6 June 2023; "Memorandum of Association" means the memorandum of association of the Company, as referred to in the Secretary's Certificate; "Opinion" means this legal opinion and includes the Schedules; "Plan" means SiriusPoint Ltd. 2023 Omnibus Incentive Plan; "Public Records" means the public records of the Company available for inspection at the offices of the Registrar of Companies at the time we carried out the Public Records Search; "Public Records Search" means our inspection of the Public Records at 8:26 am on 6 June 2023; "Qualifications" means the observations and qualifications set out in Schedule 3 (Qualifications); "Registrar of Companies" means the Registrar of Companies in Bermuda;

Page 10 / 6 June 2023 1076484/0002/B1617351v1 "Registration Statement" means the registration statement on Form S-8 to be filed with the Commission on 6 June 2023 by the Company in relation to the registration by the Company under the Securities Act of the Common Shares; "ROC Certificate of Compliance" means the certificate of compliance in respect of the Company dated on 6 June 2023, issued by the Registrar of Companies; "Searches" means the Public Records Search and the Litigation Search; "Secretary's Certificate" means the certificate of the secretary of the Company dated on 2 June 2023; and "Supreme Court" means the Supreme Court of Bermuda. Part B Interpretation 1. References in this Opinion to: 1.1 a Schedule are references to a schedule to this Opinion; 1.2 a "person" include any body of persons corporate or unincorporated; 1.3 legislation include, where relevant, a reference to such legislation as amended at the date of this Opinion; 1.4 "you" means the Addressee(s) and where there is more than one Addressee, means each of them; and 1.5 "we", "us" or "our" in relation to the examination, sight, receipt or review by us, or provision to us, of information or documents are references only to our lawyers who worked on the preparation of this Opinion. 2. Where a capitalised term appears in the left-hand column of Part A of Schedule 4 (Definitions and Interpretation) in the singular, its plural form, if used in this Opinion, shall be construed accordingly, and vice versa. 3. Headings in this Opinion are inserted for convenience only and shall not affect the construction of this Opinion.